Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 15, 2024, relating to the consolidated financial statements of Golden Heaven Group Holdings Ltd and subsidiaries (the “Company”), appearing in the Annual Report on Form 20-F of the Company for the year ended September 30, 2023.

/s/ Assentsure PAC

Singapore

December 10, 2024